Exhibit 2.1

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 12th day of September, 2023

AMONG:

LUCY SCIENTIFIC DISCOVERY INC., a corporation existing under the laws of the Province of British Columbia (“Acquiror”);

-and-

1438430 B.C. LTD., a corporation existing under the laws of the Province of British Columbia (“SubCo”);

-and-

BLUESKY BIOLOGICALS INC., a corporation existing under the laws of the Province of British Columbia (“Acquiree”);

WHEREAS Acquiree and SubCo propose to amalgamate pursuant to Division 3 of Part 9 of the Business Corporations Act (British Columbia) to form a new amalgamated company (“Amalco”) and pursuant to a three-cornered amalgamation, in connection with which Acquiror will issue certain of its securities to the former securityholders of Acquiree in exchange for common shares of the Amalco;

AND WHEREAS the board of directors

of Acquiree has: (i) determined that the transactions contemplated by this Agreement are fair and in the best interests of Acquiree; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the Acquiree Shareholders vote in favour of the transactions contemplated by this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree with each other as follows:

Article I
DEFINITIONS

I.1 Definitions. In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following words and terms set forth in this Article I shall have the following meanings:

(a)	“Acquiree” means Bluesky Biologicals Inc., a corporation existing under the laws of the Province of British Columbia;

(b)	“Acquiree Amalgamation Resolution” means the special resolution in respect of the Amalgamation to be considered by the Acquiree Shareholders;

(c)	“Acquiree Dissenting Shareholder” means a shareholder of Acquiree who has exercised their Dissent Rights;

(d)	“Acquiree Intellectual Property” means all Intellectual Property that is owned by the Acquiree;

(e)	“Acquiree IP Registrations” means all Acquiree Intellectual Property that is subject to any issuance, registration, or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing;

(f)	“Acquiree Share” means a fully paid and non-assessable common share in the capital of Acquiree as presently constituted;

(g)	“Acquiree Shareholders” means the holders of Acquiree Shares, each a “Acquiree Shareholder”;

(h)	“Acquiree Termination Event” means the termination of this agreement by Acquiree pursuant to Section 7.1 (a) or (b);

(i)	“Acquiree’s Assets” means all of Acquiree’s material assets including: (i) the rights, privileges and benefits arising under Acquiree’s material contracts; (ii) all of Acquiree’s intellectual property, tangible and intangible property, business plans and concepts, business development work and all of its property, interests, claims, rights and entitlements; (iii) all of the shares of each of Acquiree; and (iv) those assets set out in the Acquiree’s Financial Statements;

(j)	“Acquiree’s Business” means a vertically integrated global leader in Cannabidiol (CBD) and innovative Cannabinoid blended formulas produced from organic, hand harvested industrial hemp fields;

(k)	“Acquiree’s Annual Financial Statements” has the meaning set forth in Section 4.3(d);

(l)	“Acquiree’s Financial Statements” has the meaning set forth in Section 4.3(d);

(m)	“Acquiree’s Interim Financial Statements” has the meaning set forth in Section 4.3(d);

(n)	“Acquiror” means Lucy Scientific Discovery Inc., a publicly listed company on the NASDAQ and incorporated under the laws of British Columbia;

(o)	“Acquiror Shares” means common shares in the capital of Acquiror;

(p)	“Acquiror Stock Options” has the meaning set forth in Section 4.1(f);

(q)	“Acquiror Termination Event” means the termination of this agreement by Acquiror pursuant to Section 7.1 (a), (c) or (d);

(r)	“Acquiror Warrants” has the meaning set forth in Section 4.1(f);

(s)	“Acquiror’s Business” means an early-stage psychotropics contract manufacturing company focused on becoming the premier contract research, development, and manufacturing organization for the emerging psychotropics-based medicines industry;

(t)	“Acquiror’s Financial Statements” has the meaning set forth in Section 4.1(k);

(u)	“Acquisition Proposal” means any merger, amalgamation, consolidation, arrangement, business combination, recapitalization, take-over bid, sale of material assets, material sale of treasury shares or rights or interests therein or thereto (other than a public offering of treasury shares where no individual shareholder, or any shareholders acting jointly and in concert would, on Closing, hold on 20% of the then outstanding shares) or any other transaction involving 20% or more of the outstanding voting shares or similar transactions involving either Acquiree or Acquiror, or a proposal or offer, written or verbal to do so, excluding the transactions contemplated hereby;

(v)	“Act” means the Business Corporations Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date;

(w)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity;

(x)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(y)	“Agreement” means this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof” and similar expressions mean and refer to this Agreement and not to any particular article, section, clause or subclause; and “Article”, “Section”, “clause” or “subclause” means and refers to the specified article, section, clause or subclause of this Agreement, and where applicable, the Schedule hereto;

(z)	“Amalco” means the corporation to be constituted upon completion of the Amalgamation to be named “AMALCO”, or such other name as shall be determined in the sole discretion of Acquiree;

(aa)	“Amalco Share” means the common shares in the capital of Amalco upon completion of the Amalgamation;

(bb)	“Amalgamating Corporations” means, collectively, Acquiree and SubCo;

(cc)	“Amalgamation” means the amalgamation of Acquiree and SubCo pursuant to this Agreement and in accordance with the Act;

(dd)	“Anniversary Year” means each of four (4) consecutive Fiscal Years ending on June 30th of 2025, 2026, 2027, 2028,

(ee)	“Applicable Securities Laws” includes, without limitation, all applicable securities, corporate and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, published statements, circulars, published procedures and policies in the Province of British Columbia and any other Province, U.S. Federal level or applicable State level in which securities of Acquiror or Acquiree (as applicable) have or will be issued;

(ff)	“Arm’s Length” has the same meaning ascribed thereto in the Tax Act;

(gg)	“Articles of Amalgamation” means the proposed articles of amalgamation in respect to the Amalgamation as set forth herein;

(hh)	“Balance Sheet” has the meaning set forth in Section 4.3(d);

(ii)	“Balance Sheet Date” has the meaning set forth in Section 4.3(d);

(jj)	“Business Day” means a day other than a Saturday or Sunday on which the principal commercial banks located in Calgary, Alberta, are open for business during normal banking hours;

(kk)	“Closing” or “Closing Date” means the completion of the Amalgamation as set forth herein, including the issuance of Resulting Issuer Shares described herein, which is intended to take place on the Effective Date;

(ll)	“Code” means the Internal Revenue Code of 1986, as amended;

(mm)	“Consideration” means the Resulting Issuer Shares and the Earn-Out Payment;

(nn)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(oo)	“Disclosure Schedules” means the Disclosure Schedules delivered by Acquiror and Acquiree concurrently with the execution and delivery of this Agreement and attached hereto as Schedule “A”;

(pp)	“Dissent Rights” means the rights of dissent in respect of the Amalgamation as provided in sections 237-247 of the Act;

(qq)	“Dissenting Shares” means the Acquiree Shares held by the Dissenting Shareholders;

(rr)	“Dissenting Shareholders” means the Acquiree Shareholders who exercise the Dissent Rights;

(ss)	“Earn-Out Payments” has the meaning set forth in Section 3.9(a);

(tt)	“Earn-Out Calculation Statement” has the meaning set forth in Section 3.9(b);

(uu)	“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 3.9(c);

(vv)	“Earn-Out Cash Payments” means Earn-Out Payments made in cash;

(ww)	“Earn-Out Review Period” has the meaning set forth in Section 3.9(b);

(xx)	“Earn-Out Shares” means Acquiror Shares that are issued with respect to any Earn-Out Payments in lieu of Earn-Out Cash Payments.

(yy)	“EBITDA” means for purposes of this Agreement, with respect to Amalco, for any Anniversary Year in question, its revenues less its direct operating expenses before deductions for any interest, taxes, depreciation or amortization.

(zz)	“Effective Date” means the date of Amalgamation as set forth in the certificate of amalgamation for Amalco;

(aaa)	“Effective Time” means the time on the Effective Date on which the Amalgamation is completed;

(bbb)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

(ccc)	“Exchange Act” has the meaning set forth in Section 4.1(o);

(ddd)	“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied;

(eee)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction;

(fff)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority;

(ggg)	“Independent Accountant” has the meaning set forth in Section 3.9(a);

(hhh)	“Insurance Policies” has the meaning set forth in Section 4.3(q);

(iii)	“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (f) all other intellectual or industrial property and proprietary rights;

(jjj)	“Liabilities” has the meaning set forth in Section 4.3(e);

(kkk)	“Line of Credit Agreement” has the meaning set forth in Section 5.2;

(lll)	“Management Earn Out Agreement” is the agreement between Acquiree and Acquior

(mmm)	“Management Members” means those individuals that shall be determined prior to Closing and mutually agreed to by the Acquiree and Acquiror, as set forth in ancillary agreements;

(nnn)	“Material Adverse Effect” means, when used in connection with a company, any change or effect (or any condition, event or development involving a prospective change or effect) in or on the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights or liabilities, whether contractual or otherwise, of the company, taken as a whole, and which change or effect may reasonably be expected to significantly reduce the value of the equity securities of the company other than a change or effect: (i) which arises out of a matter that has been publicly disclosed or otherwise disclosed in writing by the company to the other party prior to the date hereof; (ii) resulting from conditions affecting the cannabis industry as a whole; or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions (including without limitation commodity prices, changes in taxation laws or currency exchange rates);

(ooo)	“Material Contract” has the meaning set forth in Section 4.3(g);

(ppp)	“Material Fact” in relation to any party hereto includes, without limitation, any fact that significantly affects, or would reasonably be expected to have a significant effect on, the price or value of the shares of such party;

(qqq)	“Material Suppliers” has the meaning set forth in Section 4.3(p);

(rrr)	“Minimum Financing Guarantee” means the minimum financing commitment of USD $1,000,000 to be delivered from the Acquiror to the Acquiree within 90 days of Closing;

(sss)	“Nasdaq” means Nasdaq Capital Market;

(ttt)	“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization;

(uuu)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities;

(vvv)	“Permitted Encumbrances” has the meaning set forth in Section 4.3(h);

(www)	“Person” means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(xxx)	“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date;

(yyy)	“Proposed Transaction” means the proposed acquisition by Acquiror of all of the issued and outstanding securities of Acquiree, upon the terms and subject to the conditions set forth in this Agreement and as described herein;

(zzz)	“Recognized Stock Exchange” means the Nasdaq Capital Market or such other recognized exchange agreed to by the parties;

(aaaa)	“Resulting Issuer” means Acquiror as it exists after completion of the Proposed Transaction;

(bbbb)	“Resulting Issuer Share” means 3,511,613 common share in the capital of the Resulting Issuer less, if applicable, the product obtained by multiplying 3,511,613 by the percentage of all Acquiree Shares that are Dissenting Shares;

(cccc)	“SEC” means the Securities and Exchange Commission, a U.S. government oversight agency responsible for regulating the securities markets and protecting investors;

(dddd)	“SEC Reports” means each registration statement, form, report, statement, certification, and other document (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed by Acqiree with the SEC;

(eeee)	“Securities Act” has the meaning set forth in Section 4.1(o);

(ffff)	“SubCo” means 1438430 B.C. Ltd., a wholly owned subsidiary of Lucy Scientific Discovery Ltd.;

(gggg)	“SubCo Amalgamation Resolution” means the resolution of Acquiror, as the sole shareholder of Subco, approving the Amalgamation and adopting the Amalgamation Agreement;

(hhhh)	“SubCo Share” means the common shares in the capital of SubCo as presently constituted;

(iiii)	“SubCo Shareholder” means a shareholder of Subco;

(jjjj)	“Subsidiary” or “Subsidiaries” means, when used with respect to any person, any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions;

(kkkk)	“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties;

(llll)	“Tax Act” means the Income Tax Act (Canada), as it may be amended from time to time and any successor thereto. Any reference herein to a specific section or sections of the Tax Act, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provision of future law;

(mmmm)	“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(nnnn)	“Third Party” means any Person other than the parties to this Agreement; and

(oooo)	“Trade Secret” is a trade secret as defined under applicable law.

I.2 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

I.3 Tender. Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by bank draft or by certified cheque.

I.4 Number and Gender. Where the context requires, words imparting the singular shall include the plural and vice versa, and words imparting gender shall include all genders.

I.5 Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

I.6 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

I.7 Date for any Action. In the event that any date by or on which any action is required or permitted to be taken hereunder by any of the parties is not a Business Day in the place where the action is required or permitted to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day.

I.8 To the Best Knowledge. Whenever a representation and warranty herein is qualified by the phrase “to the knowledge of” or words to the similar effect, such qualification refers to the actual knowledge of the Person giving the representation and warranty and the knowledge that they would have had if they had conducted a reasonable inquiry of senior management of the Person into the relevant subject matter thereof.

Article II
AMALGAMATION

II.1 Agreement to Amalgamate. The Amalgamating Corporations do hereby agree to amalgamate pursuant to the provisions of Division 3 of Part 9 of the Act as of the Effective Date and to continue as one corporation on the terms and conditions set out in this Agreement.

II.2 Name. The name of Amalco shall be “BlueSky Wellness”, or such other name as shall be determined in the sole discretion of Acquiree.

II.3 Registered Office. The registered office of Amalco shall be 301 - 1321 Blanshard Street, Victoria, British Columbia, V8W 0B6.

II.4 Authorized Capital. Amalco shall be authorized to issue one class of shares consisting of an unlimited number of shares to be designated as “common voting shares” which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation.

II.5 Fiscal Year End. The fiscal year end of Amalco shall be June 30.

II.6 Business. There shall be no restrictions on the business which Amalco is authorized to carry on.

II.7 Number of Directors. The board of directors of Amalco shall, until otherwise changed in accordance with the Act, consist of a minimum number of one and a maximum number of five directors.

II.8 Initial Directors. The sole director of Amalco shall be the person whose name and residential address appears below:

Name	Address	Resident Canadian
Brian Zasitko	1199-1400 W. Hastings Street, Vancouver, British Columbia, Canada, V6E 3T5.	No

Such director shall hold office until the next annual meeting of shareholders of Amalco or until his successor is elected or appointed.

II.9  Initial Officers. The first officers of Amalco shall be the persons whose names and residential addresses appear below:

Name	Address	Resident Canadian
Fraser MacDougall	#100 - 9 Smithe Mews, Vancouver, BC V6B 0B6 Canada	Yes

Keith Dolo	2807 West 37th ave, Vancouver, BC V6N 2T7 Canada	Yes

Melise Panetta	180 Maple Avenue, Harley, Ontario. N0E 1E0	Yes

II.10 Amalgamation. On the Effective Date, subject to Article III of this Agreement, the issued Acquiree Shares and other securities of Acquiree held by securityholders thereof will be cancelled and such securityholders of Acquiree shall receive securities of the Resulting Issuer as set forth in Article III. The property of each of SubCo and Acquiree shall continue to be the property of Amalco and Amalco shall continue to be liable for the obligations of each of SubCo and Acquiree.

II.11 Articles. The articles of Amalco, until repealed, amended or altered, shall be the articles of Acquiree.

II.12 Filing of Documents. Upon the shareholders of each of the Amalgamating Corporations approving this Agreement by special resolution in accordance with the Act, the Amalgamating Corporations shall jointly file with the director, under the Act, Articles of Amalgamation and such other documents as may be required.

II.13 Stated Capital. The stated capital of Amalco immediately after the Amalgamation becomes effective shall be equal to the aggregate stated capital of each of the Amalgamating Corporations.

II.14 Amendments to Structure. Notwithstanding the foregoing, the parties hereto agree that the foregoing structure for the Amalgamation may be amended to accommodate certain tax planning and operational efficiencies of either Party provided that such amendments shall not have a detrimental effect on either Party and shall not negatively impact the business combination of Acquiror and Acquiree evidenced hereby.

Article III
ISSUANCE OF AMALCO AND THE RESULTING ISSUER SECURITIES

III.1 Issuance of Shares. In consideration of the agreement of the parties and their respective shareholders to the actions set forth herein, the following shall take place on the Effective Date:

(a)	each one (1) issued and outstanding SubCo Share shall be converted into one (1) fully paid non-assessable Amalco Share, and thereafter all Subco Shares shall be cancelled without any repayment of capital in respect thereof;

(b)	each of the issued and outstanding Acquiree Shares (other than those held by any Dissenting Shareholder) shall be exchanged for Resulting Issuer Shares, free and clear of any and all encumbrances, liens, charges, demands of any kind and nature, and thereafter all of the Acquiree Shares shall be cancelled without any repayment of capital in respect thereof;

(c)	in consideration for the issuance of Resulting Issuer Shares under Subsection 3.1(b), the Resulting Issuer will receive one (1) fully paid and non-assessable Amalco Share for each Resulting Issuer Shares issued in Subsection 3.1(b); and

(d)	each Dissenting Shareholder shall cease to have any rights as a shareholder other than the right to be paid the fair value of the Acquiree Shares held by the Dissenting Shareholder in accordance with its Dissent Rights;

III.2  Fractional Shares. No fractional shares or convertible securities shall be issued by the Resulting Issuer pursuant to this Agreement. Any exchange that results in less than a whole number of shares or convertible securities shall be rounded up to the next whole number.

III.3  Restrictions on Securities. The parties acknowledge and agree that foregoing securities of the Resulting Issuer issued pursuant to the terms and conditions provided herein will be subject to compliance with Applicable Securities Laws. Further the parties acknowledge that the issuance of such Resulting Issuer Shares are being issued pursuant to the prospectus exemptions set out in Section 2.11 of National Instrument 45-106 – Prospectus Exemptions and/or BC Instrument 72-503 – Distribution of Securities outside British Columbia which has the effect of eliminating any requirement for a prospectus or similar disclosure document to be delivered in connection with the issuance of the Resulting Issuer Shares and the issuance of the Resulting Issuer Shares is otherwise not subject to a prospectus requirement under applicable securities laws in Canada.

III.4  Share Certificate; On the Effective Date:

(a)	other than any Acquiree Dissenting Shareholder, the Acquiree Shareholders shall cease to be holders of Acquiree Sihares and shall be deemed to be the registered holders of Resulting Issuer Shares to which they are entitled, calculated in accordance with the provisions hereof;

(b)	certificates representing the Resulting Issuer Shares issuable to each Acquiree Shareholder pursuant to the Amalgamation will, as soon as practicable, but no later than three (3) Business Days following the Effective Date will be forwarded to Acquiree at the registered addresses by first class mail (postage prepaid); and

(c)	all certificates formerly representing Acquiree Shares shall cease to represent a right or claim of any kind or nature whatsoever except for the right to receive Resulting Issuer Shares in exchange therefore, or, in the case of Acquiree Dissenting Shareholders, the right to receive fair value therefore in accordance with the Dissent Rights.

III.5  Dissent for Acquiree Shareholders. The Acquiree Shareholders may exercise Dissent Rights in respect of the Amalgamation pursuant to, in the manner set forth in, and in strict compliance with Section 242 of the Act. The Acquiree Shareholders who duly exercise their Dissent Rights with respect to their Acquiree Shares shall:

(a)	if they are ultimately entitled to be and are paid fair value for their Dissenting Shares, be deemed to have transferred their Dissenting Shares to the Acquiree immediately prior to the Effective Time for cancellation without any repayment of capital in respect thereof and the certificates representing the same shall cease to represent any right or claim of any nature or kind; or

(b)	if they are not ultimately entitled, for any reason, to be paid fair value for their Dissenting Shares, be deemed to have participated in the Amalgamation on the same basis as an Acquiree Shareholder who did not exercise the Dissent Rights, and shall receive Resulting Issuer Shares in exchange for their Acquiree Shares on the same basis as every other Acquiree Shareholder in accordance with Subsection 3.1(b),

(c)	always provided that in no case shall the Acquiror or the Acquiree be required to recognize such persons as holding Acquiree Shares at or after the Effective Time.

(d)	The Acquiree shall provide prompt notice to the Acquiror of any Acquiree Shareholder’s exercise or purported exercise of Dissent Rights.

(e)	In no circumstances shall the Acquiror, the Acquiree or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered holder of those Acquiree Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall the Acquiror, the Acquiree or any other person be required to recognize Dissenting Shareholders as holders of Acquiree Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of Acquiree Shareholders as of the Effective Time. In addition to any other restrictions under the Act, Acquiree Shareholders who vote, or who have instructed a proxy holder to vote, in favour of the special resolution approving this Agreement shall not be entitled to exercise Dissent Rights.

III.6 Acquiree Board Recommendation

(a)	Acquiree represents that its board of directors has unanimously determined that:

(i)	the Amalgamation is fair from a financial point of view to the Acquiree Shareholders and is in the best interests of Acquiree and its shareholders; and

(ii)	Acquiree’s board of directors will unanimously recommend that Acquiree Shareholders vote in favour of the Amalgamation, which recommendation may not be withdrawn, modified or changed in any manner except as set forth herein.

(b)	Acquiree represents that its directors, officers and those shareholders holding 10% or more of the issued and outstanding voting shares of Acquiree have advised it that, as at the date hereof, they intend to vote any Acquiree Shares held by them in favour of the Amalgamation.

III.7 Acquiree Shareholder Approval. Acquiree shall take all action necessary in accordance with Applicable Securities Laws, other applicable Canadian laws, the Acquiree governing documents and any other regulatory authority having jurisdiction, to obtain the approval of the Acquiree Shareholders to approve the Amalgamation and related matters. Acquiree will provide notice to Acquiror of every Acquiree Shareholder that exercises Dissent Rights.

III.8 Acquiree Board Appointment. The Acquiror agrees that the Acquiree be allowed to appoint one (1) director to the Board of Directors of the Acquiror, and one (1) Board of Directors Observer seat upon Closing of the Amalgamation.

III.9 Earn Out.

(a)	In addition to the Resulting Issuer Shares, the Acquiree Shareholders are entitled to receive earn-out payment in an amount equals to one and one quarter (1.25) times the EBITDA of Amalco for each of the four (4) consecutive Anniversary Years, the six (6) month period ended June 30, 2024, and the six (6) month period ending December 31, 2028 (“Earn-Out Payments”). Earn-Out Payments are payable in annual payments for each Anniversary Year and semi-annual payments for each 6 month period ended June 30, 2024 and December 31, 2028. In addition, any of the Earn-Out Payments may be payable either as Earn-Out Cash Payments or Earn-Out Shares, as may be determined by the Acquiror in its sole discretion. In the event and to the extent that the Acquiror determines to make an Earn-Out Payment in the form of Earn-Out Shares, the number of such Earn-Out Shares issuable shall be determined by dividing the dollar amount of the Earn-Out Payment by the 20 days volume weighted average price of Acquiror Shares as traded on Nasdaq or other national securities exchange for the 20 trading days immediately preceding the date that such Earn-Out Payment is payable.

(b)	Earn-Out Payments shall be payable to Acquiree Shareholders on or before September 30 in each Anniversary Year and on or before March 31 for the 6 month period ended December 31, 2028. Such Earn-Out Payments shall be calculated and determined by the Acquiror’s management for each Anniversary Year on the basis of the financial statements of Amalco, which calculation or determination shall be reviewed by an independent mutually approved accounting firm (the “Independent Accountant”), and the Acquiror shall prepare and deliver to Amalco, on behalf of the Acquiree Shareholders, a written statement therefor (in each case, an “Earn-Out Calculation Statement”) setting forth its calculation and determination of Amalco’s EBITDA for the applicable Anniversary Year and its calculation of the resulting Earn-Out Payment, if any. Amalco, on behalf of the Acquiree Shareholders, shall have 30 days after receipt of the Earn-Out Calculation Statement for each Anniversary Year (in each case, the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement. During the Earn-Out Review Period and upon reasonable advanced written notice to Acquiror, Amalco shall have reasonable access (in all cases by electronic means to the extent available) to the relevant Books and Records of Acquiror, the personnel of Acquiror, the work papers prepared by Acquiror and the financial information relating to the determinations of Amalco’s EBITDA and the resulting Earn-Out Payment (if any), in each case, solely to the extent (i) reasonably requested by Amalco for the purposes of reviewing the Earn-Out Calculation Statement and to prepare an Earn-Out Calculation Objection Notice (as defined below), (ii) that such materials reasonably relate to the determinations of Amalo’s EBITDA and the resulting Earn-Out Payment, and (iii) Amalco and its representatives shall undertake to keep such information, materials, documents, and conversations confidential and shall not disclose the same to any third party.

(c)	On or prior to the last day of the Earn-Out Review Period, Amalco may object to the calculation of the Earn-Out Payment amount set forth in the Earn-Out Calculation Statement for the applicable measurement period by delivering to Acquiror a written statement setting forth Amalco’s objections in reasonable detail, indicating each disputed item or amount and the basis for Amalco’s disagreement therewith (an “Earn-Out Calculation Objection Notice”). In the event such Earn-Out Calculation Objection Notice is delivered by Amalco, Acquiror shall have the right to withhold payment of the corresponding Earn-Out Payment for such Anniversary Year until such time as the objection has been resolved. For avoidance of doubt, Acquiror shall have not liabilities to Amalco in the event the Earn-Out Payment is withhold in the event of an Earn-Out Calculation Objection Notice. If Amalco elects to not or otherwise fails to deliver an Earn-Out Calculation Objection Notice to Acquiror prior to the expiration of the Earn-Out Review Period, then the calculation of the Earn-Out Payment amount set forth in the Earn-Out Calculation Statement shall be deemed to have been accepted by Amalco and be final and binding on the Parties hereto. If Amalco delivers an Earn-Out Calculation Objection Notice prior to the expiration of the Earn-Out Review Period, the Acquiror and Amalco shall negotiate in good faith to resolve such objections and agree upon the resulting amount the Earn-Out Payment for the applicable Anniversary Year within 30 days after the delivery of such Earn-Out Calculation Objection Notice, and, if the same are so resolved within such period, the Earn-Out Payment for the applicable Anniversary Year with such changes as may have been previously agreed in writing by Acquiror and Amalco, shall be final and binding.

(d)	If Acquiror and Amalco fail to reach an agreement within 30 days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly submitted for resolution to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable calculation of the Earn-Out Payment amount as promptly as practicable, but in no event later than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Acquiror and Amalco and not by independent review. The resolution of the dispute and the calculation of Amalco EBITDA that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Independent Accountant shall be borne by Amalco and Acquiror in proportion to the amounts by which their respective calculations of the Earn-Out Payment amount differ from the Earn-Out Payment amount as finally determined by the Independent Accountant.

(e)	Within ten (10) Business Days after the final resolution of the EBITDA and the resulting Earn-Out Payment in accordance with this Section 3.9(a), Acquiror shall deliver to Amalco, by wire transfer of immediately available funds to an account or accounts designated by Amalco in the Trust Agreement, the applicable Earn-Out Cash Payment for such Anniversary Year, or if determined in the sole discretion of Acquiror the Earn-Out Shares subject to the terms of this Agreement.

(f)	The Parties agree to treat all Earn-Out Payments, if any, made pursuant to this Agreement as additional Consideration and shall be paid to the Acquiree Shareholders based on the number of Acquiree Shares held by each Acquiree Shareholder.

(g)	The Parties acknowledge that if determined by any regulator that any Earn-Out Payment if to be paid in Earn-Out Shares may be subject to the approval of the Acquiree Shareholders.

(h)	Subject to the terms of this Agreement, subsequent to Closing, the Management Members shall have discretion with regard to all matters relating to the operation of Amalco, including, but not limited to, managing the operations and profitability of Amalco, subject to the direction and oversight of the Board of Directors of the Acquiror.

(i)	The Acquiror shall not, directly or indirectly, take any action in bad faith that would have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder, including, but not limited to, providing insufficient funding for the operation of Amalco in accordance with Section 3.9(g) or taking any money out of Amalco to be reinvested into the business to achieve future Earn Outs, without mutual agreement between the Management Members and management of Acquiree.

(j)	In the event that any Management Member’s employment with Amalco or the Acquiror is terminated by Amalco or Acquiror, the Acquiror agrees and acknowledges that all outstanding Earn-Out Payments will continue to be paid out to the Acquiree Shareholders and Management in accordance with this Section 3.9.

Article IV
REPRESENTATIONS AND WARRANTIES

IV.1 Representations and Warranties of Acquiror and Subco. Acquiror and SubCo hereby represents and warrants to Acquiree that:

(a)	Organization and Authority of Acquiror. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Acquiror has full corporate power and authority to enter into this Agreement, to which Acquiror is a party, and any documents delivered pursuant to this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the approval of the SubCo Amalgamation Resolution by Acquiror. The execution and delivery by Acquiror of this Agreement and any documents delivered pursuant to this Agreement, the performance by Acquiror of its obligations hereunder and thereunder and the consummation by Acquiror of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror, and (assuming due authorization, execution, and delivery by Acquiree), this Agreement constitutes a legal, valid, and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms. When each document delivered pursuant to this Agreement, to which Acquiror is or will be a party, has been duly executed and delivered by Acquiror (assuming due authorization, execution, and delivery by each other party thereto), such document will constitute a legal and binding obligation of Acquiror enforceable against it in accordance with its terms;

(b)	Organization and Authority of SubCo. SubCo is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. SubCo has full corporate power and authority to enter into this Agreement, to which SubCo is a party, and any documents delivered pursuant to this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the approval of the Subco Amalgamation Resolution by Acquiror. The execution and delivery by SubCo of this Agreement and any documents delivered pursuant to this Agreement, the performance by SubCo of its obligations hereunder and thereunder and the consummation by SubCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of SubCo. This Agreement has been duly executed and delivered by SubCo, and (assuming due authorization, execution, and delivery by Acquiree), this Agreement constitutes a legal, valid, and binding obligation of SubCo enforceable against SubCo in accordance with its terms. When each document delivered pursuant to this Agreement, to which Acquiror is or will be a party, has been duly executed and delivered by SubCo (assuming due authorization, execution, and delivery by each other party thereto), such document will constitute a legal and binding obligation of SubCo enforceable against it in accordance with its terms;

(c)	No Conflicts; Consents. The execution, delivery, and performance by Acquiror and SubCo of this Agreement, to which each is a party, any documents delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Acquiror or SubCo; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Acquiror or Subco; or (c) require the consent, notice, or other action by any Person under any Contract to which Acquiror or SubCo is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Acquiror or SubCo in connection with the execution and delivery of this Agreement and any documents delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, except for the approval of the Subco Amalgamation Resolution by Acquiror;

(d)	Resulting Issuer Shares.

(i)	The Resulting Issuer Shares are duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable, and shall be free of any Encumbrances and shall not be issued in violation of any pre-emptive rights or rights of first refusal created by statute, the organizational documents of the Acquiror or an agreement to which the Acquiror is a party or by which it is bound; and

(ii)	The issuance and delivery of the Resulting Issuer Shares pursuant to this Agreement shall be exempt from the prospectus requirements of Applicable Securities Laws, and no prospectus is required nor are any other documents required to be filed, proceedings taken, or approvals, permits, consents, orders, or authorizations of any regulatory authorities obtained under Applicable Securities Laws to permit the issue and delivery of such securities by the Acquiror, it being noted that within 10 days after the date of the issuance of such securities, the Acquiror may be required to file a report on Form 45-106F1 prepared and executed in accordance with National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, accompanied by the prescribed fees, if any, with respect to some or all of the issuances of securities contemplated under this Agreement;

(e)	Capitalization of Acquiror. The authorized capital stock of Acquiror consists of unlimited authorized shares of common stock, no par value. As of the date of this Agreement, there are (i) 17,646,296 Acquiror Shares issued and outstanding, including:

(i)	522,040 Acquiror Shares reserved for issuance upon the exercise of outstanding warrants to purchase Acquiror Shares (“Acquiror Warrants”);

(ii)	591,115 Acquiror Shares reserved for issuance upon the exercise of outstanding stock options to purchase shares of Acquiror Shares granted under an Acquiror stock option plan (“Acquiror Stock Options”);

(iii)	3,511,613 Acquiror Shares reserved for issuance pursuant to a share purchase agreement dated September 6, 2023; and

(iv)	no other shares of capital stock or other voting securities of Acquiror issued, reserved for issuance or outstanding;

(f)	Capitalization of SubCo.

(i)	The authorized capital stock of SubCo consists of an unlimited number of SubCo Shares , of which one (1) SubCo Share and no preferred shares are presently issued and outstanding as validly issued and outstanding as fully paid and non-assessable shares in the capital of SubCo;

(ii)	other than pursuant to this Agreement, no Person, firm or corporation has or will have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase from SubCo of any SubCo Shares or for the subscription, allotment or issuance of any unissued shares in the securities of SubCo; and

(iii)	Acquiror is the registered and beneficial holder of one (1) Subco Share, being all of the issued and outstanding SubCo Shares and Acquiror holds such share free and clear of all liens, mortgages, charges, pledges, security interests, demands, adverse claims, rights or any other encumbrances whatsoever;

(g)	NASDAQ. The Acquiror Shares are listed and posted for trading on the Nasdaq and the Acquiror is in compliance in all material respects with the current listing requirements of the Nasdaq. Neither the Acquiror nor any subsidiary thereof has taken any action which would be reasonably expected to result in the delisting or suspension of the Acquiror Shares on or from the Nasdaq;

(h)	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any documents delivered pursuant to this Agreement based upon arrangements made by or on behalf of Acquiror;

(i)	Legal Proceedings. There are no Actions pending or, to Acquiror’s knowledge, threatened against or by Acquiror or any Affiliate of Acquiror that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action;

(j)	Due Diligence. The Acquiror has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquiree, and acknowledges that it has had an adequate opportunity to discuss the Acquiree’s business, management, financial affairs of the Acquiree with the Acquiree’s management and has had an adequate opportunity to review the Acquiree’s facilities. The Acquiror acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Acquiror has relied solely upon its own investigation and the express representations and warranties of the Acquiree set forth in Section 4.2; and (b) neither the Acquiree or any other Person has made any representation or warranty as to the Acquiree or this Agreement, except as expressly set forth in Section 4.2 (including the related portions of the Disclosure Schedule). The foregoing, however, does not limit or modify the representations and warranties of the Acquiree in Section 4.2 of this Agreement or the right of the Acquiror to rely thereon;

(k)	Financial Statements.

(i)	The audited consolidated balance sheet of Acquiror and its Subsidiaries as of March 31, 2023 and 2022 and the related audited consolidated statements of operations and comprehensive loss, statements of stockholders deficit, and statements of cash flows for the two years then ended, accompanied by the reports thereon of Acquiror independent auditors and the unaudited consolidated balance sheet of Acquiror and its Subsidiaries as of March 31, 2023 and 2022 and the related unaudited consolidated statements of operations and comprehensive loss, statements of stockholders deficit, and statements of cash flows for the two years then ended (the “Acquiror’s Financial Statements”) filed with the SEC Reports, and (i) have each been prepared based on the books and records of Acquiror and its Subsidiaries (except as may be indicated in the notes thereto), (ii) have each been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein (except as may be indicated in the notes thereto), and (iii) each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Acquiror and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; and

(ii)	Since March 31, 2023, none of Acquiror nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Acquiror or any of its Subsidiaries has engaged in unlawful accounting or auditing practices;

(l)	Undisclosed Liabilities. As of the date of this Agreement, there is no liability of the Acquiror or any of its Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (a) reflected or reserved for on the Acquiror’s Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror’s Financial Statements in the ordinary course of business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement, (e) arising under the terms of any contract to which Acquiror or any of its Subsidiaries is a party, or (f) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)	Related Party Indebtedness. Neither the Acquiror nor any of its Subsidiaries has any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with the Acquiror or any of the Subsidiaries that are currently outstanding other than as described in the SEC Reports;

(n)	Legal Proceedings. As of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Affiliates, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, financial condition, or results of operations of Acquiror or any of Subsidiaries on a consolidated basis and (b) neither Acquiror nor any of its Affiliates is subject to any outstanding order, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(o)	Acquiror SEC Reports. Each SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing, in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such SEC Report was filed. True and complete copies of all SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of Acquiror is required to file any forms, reports, or documents with the SEC. As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing), none of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report;

(p)	Taxes and Tax Returns. Each of Acquiror and its Subsidiaries has duly and timely filed (including all applicable extensions) all material tax returns in all jurisdictions in which tax returns are required to be filed by it, and all such tax returns are true, correct, and complete in all material respects. Neither Acquiror nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material tax return (other than extensions to file tax returns obtained in the ordinary course of business). All material taxes of Acquiror and its Subsidiaries (whether or not shown on any tax returns) that are due have been fully and timely paid. Each of Acquiror and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Acquiror nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material tax that remains in effect. Neither Acquiror nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, or other proceedings regarding any material tax of Acquiror and its Subsidiaries or the assets of Acquiror and its Subsidiaries. Neither Acquiror nor any of its Subsidiaries is a party to or is bound by any tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Acquiror and its Subsidiaries); and

(q)	Minimum Financing Guarantee; Note. Acquiror understands and acknowledges that the Minimum Financing Guarantee and Note to be advanced to the Company pursuant to Section 5.4 is critical and integral to supporting the Acquiree in achieving the Earn-Out Payments and if the Minimum Financing Guarantee or Note is not advanced in compliance with the covenant in Section 5.4.

IV.2  No investigations made by or on behalf of Acquiree at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by Acquiror herein or pursuant hereto and no waiver by Acquiree of any condition, in whole or in part, shall operate as a waiver of any other conditions.

IV.3  Representations and Warranties of Acquiree. Acquiree hereby represents and warrants to Acquiror that:

(a)	Organization and Authority of the Acquiree. The Acquiree is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia, Canada. Acquiree has full power and authority to enter into this Agreement, to which Acquiror is a party, and any documents delivered pursuant to this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to approval of the Acquiree Amalgamation Resolution by the Acquiree Shareholders. The execution and delivery by Acquiree of this Agreement, to which Acquiree is a party, and any documents delivered pursuant to this Agreement, the performance by Acquiree of its obligations hereunder and thereunder, and the consummation by Acquiree of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Acquiree. This Agreement has been duly executed and delivered by Acquiree, and (assuming due authorization, execution, and delivery by the Acquiror) this Agreement constitutes a legal, valid, and binding obligation of the Acquiree in accordance with its terms. When each document delivered pursuant to this Agreement, to which the Acquiree is or will be a party has been duly executed and delivered by the Acquiree (assuming due authorization, execution, and delivery by each other party thereto), such document will constitute a legal and binding obligation of the Acquiree enforceable against it in accordance with its terms;

(b)	Capitalization.

(i)	The authorized capital of the Acquiree consists of an unlimited number of Acquiree Shares. The Acquiree Shares constitute 100% of the total issued and outstanding common shares in the Acquiree. The Acquiree Shares will be duly authorized and are validly issued before Closing, and are fully paid and non-assessable.

(ii)	The Acquiree Shares were issued in compliance with applicable Laws. The Acquiree Shares were not issued in violation of the Organizational Documents of the Acquiree, or any other agreement, arrangement, or commitment to which the Acquiree is a party and are not subject to or in violation of any pre-emptive or similar rights of any Person;

(iii)	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to any Acquiree Shares, or obligating the Acquiree to issue or sell any Acquiree Shares, or any other interest, in the Acquiree. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquiree Shares; and

(iv)	Except as set forth in Section 4.02(d) of the Disclosure Schedules, the Acquiree does not otherwise own any securities representing any equity interest in, or convertible into any equity interest in, any other Person;

(c)	No Conflicts; Consents. The execution, delivery and performance by the Acquiree of this Agreement, to which it is a party, and any documents delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Acquiree; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Acquiree; (c) except as set forth in Section 4.3(b)(iv) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Acquiree is a party or by which the Acquiree is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Acquiree; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Acquiree. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Acquiree in connection with the execution and delivery of this Agreement and any documents delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby, except for approval of the Acquiree Amalgamation Resolution by the Acquiree Shareholders and such filings as may be set forth on Section 4.3(b)(iv) of the Disclosure Schedules;

(d)	Financial Statements. Complete copies of the Acquiree’s audited consolidated balance sheet and the related statements of income and retained earnings, members’ equity, cash flow and notes thereto as of and for the each of the fiscal years ended December 31, 2021, and 2022 (the “Acquiree’s Annual Financial Statements”), and the Acquiree’s unaudited consolidated balance sheet and the related statements of income and retained earnings, members’ equity, and cash flow as of and for the six month period ended June 30, 2023 (the ” Acquiree’s Interim Financial Statements” and, together with the Acquiree’s Annual Financial Statements, the “Acquiree’s Financial Statements”) are to be provided to the Acquiror prior to Closing. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Acquiree, and fairly present the financial condition of the Acquiree as of the respective dates they were prepared and the results of the operations of the Acquiree for the periods indicated. The balance sheet of the Acquiree as of June 30, 2023, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”;

(e)	Undisclosed Liabilities. The Acquiree has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount;

(f)	Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Acquiree, any:

(i)	event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Acquiree Material Adverse Effect;

(ii)	amendment of the Organizational Documents of the Acquiree;

(iii)	split, combination or reclassification of any Acquiree Shares;

(iv)	issuance, sale, or other disposition of, or creation of any Encumbrance on, any Acquiree Shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Acquiree Shares;

(v)	declaration or payment of any distributions on or in respect of any Acquiree Shares or redemption, purchase, or acquisition of any of the outstanding Acquiree Shares;

(vi)	material change in the Acquiree’s cash management practices and its policies, practices, and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vii)	entry into any Contract that would constitute a Material Contract;

(viii)	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(ix)	transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(x)	any capital investment in, or any loan to, any other Person;

(xi)	acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Acquiree is a party or by which it is bound;

(xii)	imposition of any Encumbrance upon any of the Acquiree’s properties or assets, tangible or intangible;

(xiii)	adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiv)	purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xv)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof;

(xvi)	action by the Acquiree to make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Acquiree existing as of the date hereof or in respect of any Post-Closing Tax Period; or

(xvii)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing;

(g)	Material Contracts. Prior to Closing the Acquiree will provided to Acquiror complete and correct copies of all material Contracts to which the Acquiree is a party (collectively “Material Contracts”), each Contract of the Acquiree involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Acquiree without penalty or without more than 90 days’ notice. Each Material Contract is valid and binding on the Acquiree in accordance with its terms and is in full force and effect. Neither the Acquiree nor. To the Acquiree’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder;

(h)	Title to Assets. The Acquiree will have good and valid title to all personal property and other assets reflected in the Financial Statements prior to Closing or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)	liens for Taxes not yet due and payable;

(j)	mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Acquiree;

(k)	liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Acquiree;

(l)	Intellectual Property.

(i)	Section 4.3(l)(i) of the Disclosure Schedules contains a correct, current, and complete list of all Acquiree IP Registrations, if any;

(ii)	The Acquiree is the sole and exclusive legal and beneficial, and with respect to the Acquiree IP Registrations, record, owner of all right, title and interest in and to the Acquiree Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Acquiree’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Acquiree has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Acquiree whereby such employee or independent contractor (i) acknowledges the Acquiree’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquiree; (ii) grants to the Acquiree a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law; and

(iii)	All of the Acquiree Intellectual Property is valid and enforceable, and all Acquiree IP Registrations are subsisting and in full force and effect. The Acquiree has taken all reasonable and necessary steps to maintain and enforce the Acquiree Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Acquiree Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements;

(m)	Inventory. All inventory of the Acquiree, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquiree free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Acquiree;

(n)	Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Acquiree involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Acquiree not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice;

(o)	Legal Proceedings; Governmental Orders. Except as set forth in Section 4.3(o) of the Disclosure Schedules, there are no Actions pending or, to the Acquiree’s knowledge, threatened (a) against or by the Acquiree affecting any of its properties or assets (or by or against any Affiliate relating to the Acquiree); or (b) against or by the Acquiree that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Acquiree or any of its or their assets;

(p)	Compliance With Laws; Permits. The Acquiree has complied, and is now complying, with all Laws applicable to it or its business or assets. All Permits required for the Acquiree to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Copies of all current Permits issued to the Acquiree, including the names of the Permits and their respective dates of issuance and expiration, have been provided to Acquiror prior to the date hereof. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any such Permit;

(q)	Taxes.

(i)	All Tax Returns required to be filed on or before the Closing Date by the Acquiree have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Acquiree (whether or not shown on any Tax Return) have been, or will be, timely paid;

(ii)	The Acquiree has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(iii)	No claim has been made by any taxing authority in any jurisdiction where the Acquiree does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction;

(iv)	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquiree;

(v)	The amount of the Acquiree’s Liability for unpaid Taxes for all periods ending on or before Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Acquiree’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Acquiree (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years);

(vi)	All deficiencies asserted, or assessments made, against the Acquiree as a result of any examinations by any taxing authority have been fully paid;

(vii)	The Acquiree is not a party to any Action by any taxing authority. There are no pending or, to the Acquiree’s knowledge, threatened Actions by any taxing authority;

(viii)	The Acquiree will deliver prior to Closing to Acquiror copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Acquiree for all Tax periods ending after December 31, 2017;

(ix)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Acquiree;

(x)	The Acquiree is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement;

(xi)	No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Acquiree;

(r)	Suppliers. Section 4.3(s) of the Disclosure Schedules sets forth (i) each supplier to whom the Acquiree has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for the most recently completed fiscal year and for the five months ended June 30, 2023 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Acquiree has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Acquiree or to otherwise terminate or materially reduce its relationship with the Acquiree;

(s)	Insurance. The Acquiree insurance policies (the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Acquiror. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Acquiree has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquiree. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Acquiree pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Acquiree is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Acquiree and are sufficient for compliance with all applicable Laws and Contracts to which the Acquiree is a party or by which it is bound;

(t)	Books and Records. The minute books of the Acquiree have been made available to Acquiror, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Acquiree contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquiree; and

(u)	Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any documents delivered pursuant to this Agreement based upon arrangements made by or on behalf of Acquiree.

IV.4 No investigations made by or on behalf of Acquiror at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by Acquiree herein or pursuant hereto and no waiver by Acquiror of any condition, in whole or in part, shall operate as a waiver of any other condition.

Article V
COVENANTS

V.1 General Covenants of Acquiror. Acquiror covenants and agrees that, until Closing or the date on which this Agreement is terminated, and unless otherwise contemplated herein, it shall reasonable commercial efforts to:

(a)	take all requisite action to:

(i)	approve this Agreement and the Amalgamation;

(ii)	approve such actions as the other parties hereto may determine to be necessary or desirable for the purposes hereof; and

(b)	preserve intact as a going concern its business organization and goodwill, to keep available the services of its officers and employees as a group, to maintain its business relationships and to ensure that Acquiror’s Business shall be conducted only in the usual and ordinary course of business consistent with past practice;

(c)	not carry on any business other than the Acquiror’s Business and cause SubCo not to carry on any business;

(d)	give its consent (and provide such other reasonable assurances as may be required) and use all reasonable commercial efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction;

(e)	upon Acquiror receiving notification or other information from any regulatory authority or body concerning the transactions contemplated hereunder, disclose such information promptly in writing to the solicitors for Acquiree;

(f)	in consultation with Acquiree and its counsel, forthwith use its reasonable commercial efforts to obtain all necessary regulatory approvals and to make application to the Nasdaq Capital Market for the listing of Resulting Issuer Shares on the Nasdaq Capital Market following the Closing and assist in making all submissions, preparing all press releases and circulars and making all notifications required with respect to this transaction and the issuance of shares as contemplated hereunder;

(g)	except as contemplated hereunder, not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of Acquiror; (vii) reduce the stated capital of Acquiror or any of its outstanding shares; (viii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Amalgamation; or (ix) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(h)	promptly notify Acquiree in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Acquiror threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by Acquiror in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Acquiror shall in good faith discuss with Acquiree any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Acquiror threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to Acquiree pursuant to this provision;

(i)	not (i) grant any officer, director or employee an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment of any severance or termination pay policies or arrangements for any directors, officers or employees, except as contemplated herein; (iv) adopt or amend (other than to permit accelerated vesting of currently outstanding rights) any stock option plan or the terms of any outstanding rights thereunder; nor (v) advance any loan to any officer, director or any other party not at Arm’s Length;

(j)	except with respect to the adoption of a new stock option plan, the form of which Acquiree has approved, not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, stock purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(k)	take all steps necessary to make proper disclosure within such time as required by any regulatory authority and any other applicable statutes and laws concerning this Agreement and the transactions contemplated herein;

(l)	satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article VI to the extent the same is within its control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Amalgamation, including using its reasonable commercial efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(ii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(iii)	effect all necessary registrations and filings and submissions of information requested by governmental entities required to be effected by it in connection with the Amalgamation and participate and appear in any proceedings of either party before governmental entities in connection with the Amalgamation;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Agreement;

(vi)	cooperate with the other parties to this Agreement in connection with the performance by Acquiror of its obligations hereunder; and

(vii)	not take any action, refrain from taking any action or permit any action to be taken or not taken that is inconsistent with this Agreement or that would reasonably be expected to significantly impede the consummation of the Amalgamation;

(m)	not incur any material liabilities of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which Acquiror may become liable on or after the Closing Date, except as set out in Acquiror’s Financial Statements and except for those public company and transactional costs incurred prior to Closing in connection with the Proposed Transaction, which will be disclosed in writing to Acquiree at Closing;

(n)	validly issue the Resulting Issuer Shares in accordance with Article III hereof as fully paid and non-assessable common shares in the capital of the Resulting Issuer, free and clear of all mortgages, liens, charges, security deposits, adverse claims, pledges, encumbrances, options, warrants, rights, privileges and demands whatsoever;

(o)	file, duly and timely, all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing and not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency; and

(p)	neither declare nor pay any dividends or other distributions or returns of capital on Acquiror Shares from the date of this Agreement until the Closing Date without the prior consent of Acquiree.

V.2 Line of Credit. Within 48 hours of the execution of this Agreement, the Acquiror agrees to enter into a line of credit agreement with Acquiree with an amount up to USD $1,500,000 as evidenced by the form to be attached hereto as Schedule “A” (the “Line of Credit Agreement”).

V.3 Acquiror’s Covenant Regarding Non-Solicitation. Acquiror shall not, during the term of this Agreement, directly or indirectly, through any officer, director, employee, representative or agent, solicit, initiate, invite or knowingly encourage (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal. During the term of this Agreement, Acquiror shall continue to refrain from participating in any discussions or negotiations with any parties (other than the parties hereto) with respect to any potential Acquisition Proposal, and shall not accept, approve, or recommend or enter into any agreement in respect of an Acquisition Proposal.

V.4 General Covenants of Acquiree. Acquiree covenants and agrees that, until Closing or the date on which this Agreement is terminated, and unless otherwise contemplated herein, it shall use reasonable commercial efforts to:

(a)	take all requisite action to:

(i)	approve this Agreement and the Amalgamation;

(ii)	approve such actions as the other parties hereto may determine to be necessary or desirable for the purposes hereof; and

(b)	preserve intact as a going concern its business organization and goodwill, to keep available the services of its officers and employees as a group, to maintain its business relationships and to ensure that Acquiree’s Business shall be conducted only in the usual and ordinary course of business consistent with past practice;

(c)	give its consent (and provide such other reasonable assurances as may be required) and use all reasonable commercial efforts to obtain (including the provision of such reasonable assurances as may be required), consents of all other Persons to the transactions contemplated by this Agreement, as may be required pursuant to any statute, law or ordinance or by any governmental or other regulatory authority having jurisdiction;

(d)	upon Acquiree receiving notification or other information from any regulatory authority or body concerning the transactions contemplated hereunder, disclose such information promptly in writing to the solicitors for Acquiror;

(e)	in consultation with Acquiror and its counsel, forthwith use its reasonable commercial efforts to obtain all necessary regulatory approvals and to make application to the Nasdaq Capital Market for the listing of Resulting Issuer Shares on the Nasdaq Capital Market following the Closing and assist in making all submissions, preparing all press releases and circulars and making all notifications required with respect to this transaction and the issuance of shares as contemplated hereunder;

(f)	not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents other than to reduce the minimum number of directors required; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its outstanding shares; (iii) or as otherwise disclosed, issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or reorganization of Acquiree; (vii) reduce the stated capital of Acquiree or any of its outstanding shares; (viii) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Amalgamation; or (ix) other than as disclosed, enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(g)	promptly notify Acquiror in writing of any material change (actual, anticipated, contemplated or, to the knowledge of Acquiree threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, other than as contemplated by this Agreement or of any change in any representation or warranty provided by Acquiree in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Acquiree shall in good faith discuss with Acquiror any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Acquiree threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Acquiror pursuant to this provision;

(h)	other than as disclosed to Acquiror, not (i) grant any officer, director or employee an increase in compensation in any form; (ii) grant any general salary increase; (iii) take any action with respect to the amendment of any severance or termination pay policies or arrangements for any directors, officers or employees, except as contemplated herein; (iv) adopt or amend (other than to permit accelerated vesting of currently outstanding rights) any stock option plan or the terms of any outstanding rights thereunder; nor (v) advance any loan to any officer, director or any other party not at Arm’s Length;

(i)	other than as disclosed to Acquiror, not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, stock purchase plan, fund or arrangement for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(j)	take all steps necessary to make proper disclosure within such time as required by any regulatory authority and any other applicable statutes and laws concerning this Agreement and the transactions contemplated herein;

(k)	satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article VI to the extent the same is within its control and take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Amalgamation, including using its reasonable commercial efforts to:

(i)	obtain the approval of the Acquiree Shareholders of the Amalgamation and related matters;

(ii)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(iii)	obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws;

(iv)	effect all necessary registrations and filings and submissions of information requested by governmental entities required to be effected by it in connection with the Amalgamation and participate and appear in any proceedings of either party before governmental entities in connection with the Amalgamation;

(v)	oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)	fulfill all conditions and satisfy all provisions of this Agreement;

(vii)	cooperate with the other parties to this Agreement in connection with the performance by Acquiree of its obligations hereunder; and

(viii)	not take any action, refrain from taking any action or permit any action to be taken or not taken that is inconsistent with this Agreement or that would reasonably be expected to significantly impede the consummation of the Amalgamation;

(l)	neither declare nor pay any dividends or other distributions or returns of capital on Acquiree Shares from the date of this Agreement until the Closing Date without the prior consent of Acquiror; and

(m)	to file, duly and timely, all tax returns required to be filed by it and to pay promptly all taxes, assessments and governmental charges which are claimed by any governmental authority to be due and owing and not to enter into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge or deficiency.

V.5 Minimum Financing Guarantee. The Acquiree shall advance to the Acquiror a minimum of USD $1,000,000 (the “Minimum Financing Guarantee”), within 90 days of Closing, based on an agreed to budget and payment schedule that shall be agreed to by both the Acquiree and Acquiror within 90 days of Closing, to support achieving the Earn-Out Payments.

V.6 Acquiree’s Covenant Regarding Non-Solicitation. Acquiree shall not, directly or indirectly, through any officer, director, employee, representative or agent, solicit, initiate, invite or knowingly encourage (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) the initiation of or participate in, any inquiries or proposals regarding an Acquisition Proposal. During the term of this Agreement, Acquiree shall continue to refrain from participating in any discussions or negotiations with any parties (other than the parties hereto) with respect to any potential Acquisition Proposal, and shall not accept, approve, or recommend or enter into any agreement in respect of an Acquisition Proposal.

V.7 Mutual Covenants. From the date hereof until the Effective Date, each of Acquiree and Acquiror will use its reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws to complete the Amalgamation including using reasonable efforts:

(a)	to obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases and other contracts;

(b)	to obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable laws; and

(c)	to effect all necessary registrations and filings and submissions of information requested by governmental authorities required to be effected by it in connection with the Amalgamation;

and each of Acquiree and Acquiror will use its reasonable commercial efforts to cooperate with the other in connection with the performance by the other of its obligations under this section 5.5 including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between officers of Acquiror and Acquiree.

Article VI
CONDITIONS TO CLOSING

VI.1 Mutual Conditions Precedent. The respective obligations of the parties hereto to complete the transactions contemplated hereunder are subject to the satisfaction, on or before the Closing Date, of the following conditions any of which may be waived by the mutual consent of such parties without prejudice to their rights to rely on any other conditions contained herein:

(a)	the Amalgamation and this Agreement shall have been approved by the directors of SubCo, the Acquiree and the Acquiror, and by Acquiror, in its capacity as sole shareholder of SubCo;

(b)	the Amalgamation and this Agreement shall have been approved either by (a) the required majority of the votes of the Acquiree Shareholders who, being entitled to do so, vote in person or by proxy at the meeting of Acquiree Shareholders in accordance with the provisions of the Act or (b) written resolution signed by all of the Acquiree Shareholders;

(c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation;

(d)	all other consents, orders and approvals, including, without limitation, regulatory approvals, required or desirable for the completion of the transactions contemplated herein shall have been obtained or received from the Person, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the parties hereto, acting reasonably;

(e)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied;

(f)	no material action or proceeding shall be pending or threatened by any Person, governmental authority, regulatory body or agency and there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)	results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein.

(g)	delivery of a copy of the Acquiror’s Financial Statements to Acquiree, once they have been approved by the board of directors of Acquiror;

(h)	delivery of a copy of the Acquiree’s Financial Statements to Acquiror, once they have been approved by the board of directors of Acquiree;

(i)	delivery of consulting agreements with the Management Members, in form and substance reasonably acceptable to Acquiror and the Acquiree, acting reasonably (the “Consulting Agreements”) providing for the issuance of an aggregate of 1,200,000 restricted share units of the Acquiror which 50% shall vest on closing and 50% shall vest quarterly over three years and which shall be provided to four Management Members, with 500,000 restricted shares units provided to one individual, 500,000 restricted shares units provided to another individual, and 200,000 restricted share units provided to another individual, as set forth in the Consulting Agreements and in connection with these three individuals continuing as consultants of Acquiror following Closing. Such RSU’s shall fully vest if the Consulting Agreements are terminated for any reason.

The foregoing conditions are for the mutual benefit of Acquiree on the one hand and Acquiror on the other hand and may be asserted by Acquiree and by Acquiror regardless of the circumstances and may be waived by Acquiree and Acquiror in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Acquiree or Acquiror may have. If any of such conditions shall not be complied with or waived as aforesaid on or before the Effective Date or, if earlier, the date required for the performance thereof, then, subject to section 6.4 hereof, a party hereto may rescind and terminate this Agreement by written notice to the other of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by such rescinding party hereto.

VI.2 Conditions Precedent to Obligations of Acquiree. The obligations of Acquiree to complete the transactions contemplated hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of Acquiree and may be waived by Acquiree in whole or in part on or before the Closing Date):

(a)	Acquiree shall on or before the Closing Date have received from Acquiror all documents and instruments as Acquiree may reasonably request for the purpose of effecting the Amalgamation in accordance with the terms of this Agreement;

(b)	all of the representations, warranties and covenants of Acquiror made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby and except as such representations and warranties may be affected by the occurrence of events or transactions that are not materially adverse and arise in the ordinary course of business) and Acquiree shall have received a certificate dated as at the Closing Date in form satisfactory to Acquiree and their solicitors, acting reasonably, signed by a senior officer or director of Acquiror on behalf of Acquiror, certifying the truth and correctness in all material respects of the representations, warranties and covenants of Acquiror set out in this Agreement;

(c)	Acquiror shall have furnished Acquiree with certified copies of the resolutions duly passed by the boards of directors of Acquiror approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(d)	Acquiror shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(e)	at the Closing Date, there shall have been no Material Adverse Effect on the condition of Acquiror’s Business (financial or otherwise), properties, assets, liabilities, earnings, or business operations or prospects of Acquiror from that shown on or reflected in Acquiror’s Financial Statements. For greater certainty, the accrual of legal, accounting and regulatory fees in connection with the proposed transaction, subject to the terms of this Agreement, shall not constitute a Material Adverse Effect;

(f)	all consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by Acquiror in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date;

(g)	neither Acquiror nor its shares shall be the subject of any cease trade order or regulatory enquiry or investigation in any jurisdiction;

(h)	the Resulting Issuer Shares issued pursuant to the said transaction shall be issued as fully paid and non-assessable common shares in the capital of the Acquiror, free and clear of any and all encumbrances, liens, charges, demands of whatsoever nature, except those imposed pursuant to statutory ‘hold periods’ pursuant to securities laws and any escrow restrictions;

(i)	the Acquiror shall have completed all filings in connection with the issuance of the Resulting Issuer Shares in compliance with all applicable laws, including, without limitation, filing a registration statement, form, report, statement, certification, and other document (including all exhibits and other information incorporated therein, amendments and supplements thereto) to be filed by the Acquiror with the SEC within 30 days of Closing;

(j)	the proposed board of directors and management shall have been duly appointed to the Resulting Issuer concurrent with Closing and the current board and management of Acquiror shall have resigned concurrently if applicable;

(k)	no inquiry or investigation (whether formal or informal) in relation to the Acquiror or its directors or officers, shall have been commenced or threatened by any officer or any securities commission, or similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on the Acquiree;

(l)	satisfactory completion of due diligence by Acquiree, its counsel or other representatives on the business, assets, financial condition, and corporate records of Acquiree, acting reasonably;

(m)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied;

(n)	Acquiror shall deliver, or cause to be delivered to Acquiree on or before the Closing Date such other certificates, agreements or other documents as may reasonably be required by Acquiree or its solicitors, acting reasonably, to give full effect to this Agreement including, but not limited to, releases executed by each director and officer of Acquiror;

(o)	all convertible securities outstanding in Acquiree shall have been converted into Acquiree Shares;

(p)	delivery of a copy of the Acquiror’s Financial Statements to Acquiree, once they have been approved by the board of directors of Acquiror;

(q)	Maverick Bonus of $500,000, due to Maverick of $251,111, and due to KNECTD of $244,444 shall have been written-off or converted into Acquiree Shares prior to Closing;

(r)	Accounts payable and accrued liabilities, less trade receivables and the Line of Credit, shall have no more than USD $1,000,000 in at Closing;

(s)	Acquiror shall close the stock purchase agreement dated September 6, 2023 between the Acquiror, Hightimes Holding Corp., and HT Distribution Company, LLC.;

(t)	Dissenting Shareholders shall not represent more than 10% of the Acquiree Shares;

(u)	Acquiror shall execute and deliver a Management Earn-Out Agreement in a form acceptable to the Acquiree;

(v)	Acquiror shall execute and deliver Executive Management Agreements in forms acceptable to the Acquiree;

(w)	Acquiror shall execute and deliver a Line of Credit Agreement, to be included as Schedule “A” of the Amalgamation Agreement, within three (3) business days of the execution of this Amalgamation Agreement, in a form mutually acceptable by both Parties, and deliver the initial Advance as per the Terms of the Line of Credit Agreement; and

(x)	Acquiror shall have furnished Acquiree with:

(i)	certified copies of the resolutions duly passed by the boards of directors of Acquiror approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(ii)	the resolutions duly passed by Acquiror, as the sole shareholder of SubCo approving the Amalgamation; and

(iii)	such other certificates, agreements, or other documents as may reasonably be required by Acquiree or its solicitors, acting reasonably, to give full effect to this Agreement, including legal opinions from counsel to Acquiror and counsel to SubCo as to their respective corporate existence and as to the proper issuance of their respective securities.

VI.3 Conditions Precedent to Obligations of Acquiror and SubCo. The obligation of Acquiror and SubCo to complete the transactions contemplated hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of Acquiror and may be waived by Acquiror in writing, in whole or in part, on or before the Closing Date):

(a)	Acquiror shall on or before the Closing Date have received from Acquiree all other documents and instruments as Acquiror may reasonably request for the purpose of effecting the Amalgamation in accordance with the terms of this Agreement;

(b)	all of the representations, warranties and covenants of Acquiree made in or pursuant to this Agreement shall be true and correct in all material respects as at the Closing Date and with the same effect as if made at and as of the Closing Date (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby and except as such representations and warranties may be affected by the occurrence of events or transactions that are not materially adverse and arise in the ordinary course of business) and Acquiror shall have received a certificate of Acquiree dated as at the Closing Date in form satisfactory to Acquiror’s solicitors, acting reasonably signed by a senior officer or director of Acquiree on behalf of Acquiree, certifying the truth and correctness in all material respects of the representations, warranties and covenants of Acquiree set out in this Agreement;

(c)	Acquiree shall have furnished Acquiror with:

(i)	certified copies of the resolutions duly passed by the boards of directors of Acquiree approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(ii)	the resolutions duly passed by the shareholders of Acquiree approving the Amalgamation; and

(iii)	such other certificates, agreements, or other documents as may reasonably be required by Acquiror or its solicitors, acting reasonably, to give full effect to this Agreement, including legal opinions from counsel Acquiree as to its corporate existence and as to the proper issuance of its securities.

(d)	Acquiree shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date;

(e)	at the Closing Date, there shall have been no Material Adverse Effect on the condition of Acquiree’s Business (financial or otherwise), Acquiree’s Assets or its liabilities, earnings, or other business operations or prospects from that shown on or reflected in Acquiree’s Financial Statements. For greater certainty, the accrual of legal, accounting and regulatory fees in connection with the proposed transaction, subject to the terms of this Agreement, shall not constitute a Material Adverse Effect;

(f)	all consents, approvals, orders and authorizations of any Persons or governmental authorities in Canada or elsewhere (or registrations, declarations, filings or records with any such authorities), including, without limitation, all such registrations, recordings and filings with such securities regulatory and other public authorities as may be required to be obtained by Acquiree in connection with the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof, shall have been obtained on or before the Closing Date;

(g)	there shall not have occurred any event which has a Material Adverse Effect on Acquiree;

(h)	upon Closing, Acquiree shall have withheld and remitted all amounts required to be withheld and remitted by it in respect of any taxes, governmental charges or assessments in respect of any taxable year or portion thereof;

(i)	upon Closing, all regulatory requirements shall have been or are capable of being satisfied;

(j)	no inquiry or investigation (whether formal or informal) in relation to the Acquiree or its directors or officers, shall have been commenced or threatened by any officer or any securities commission, or similar regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a material adverse effect on the Acquiree;

(k)	satisfactory completion of due diligence by Acquiror, its counsel or other representatives on the business, assets, financial condition, and corporate records of Acquiree, acting reasonably;

(l)	Acquiree delivering a certificate certified by Acquiree’s CEO and CFO certifying, among other things, the current Acquiree Shareholders and a list of all outstanding Acquiree Shares; and

(m)	Acquiree shall deliver, or cause to be delivered to Acquiror on or before the Closing Date such other certificates, agreements, or other documents as may reasonably be required by Acquiror or its solicitors, acting reasonably, to give full effect to this Agreement, including legal opinions from counsel to Acquiree as to its corporate existence and as to the proper issuance of their respective securities, to give full effect to this Agreement.

VI.4 Notice and Effect of Failure to Comply with Conditions.

(a)	Each of Acquiror and Acquiree shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to, (i) cause any of the representations or warranties of such party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

(b)	If any of the conditions precedents set forth in sections 6.1, 6.2 or 6.3 hereof shall not be complied with or waived by the party or parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement (as further provided for herein) provided that prior to the filing of the Articles of Amalgamation for the purpose of giving effect to the Amalgamation, the party intending to rely thereon has delivered a written notice to the other party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent and the party in breach shall have failed to cure such breach within five (5) Business Days of receipt of such written notice thereof (except that no cure period shall be provided for a breach which by its nature cannot be cured). More than one such notice may be delivered by a party.

(c)	The conditions set out in this Article 6 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the parties, Articles of Amalgamation are filed under the Act to give effect to the Amalgamation.

Article VII
TERMINATION OF AGREEMENT

VII.1 Rights of Termination. If any of the conditions contained in Article VI hereof shall not be fulfilled or performed by December 31,st, 2023, or such other date as Acquiror and Acquiree may mutually agree in writing (the “Termination Date”) and such condition is contained in:

(a)	Section 6.1 hereof, either of the parties hereby may terminate this Agreement by notice in writing in accordance with Section 9.2 to the other party;

(b)	Section 6.2 hereof, Acquiree may terminate this Agreement by notice in writing in accordance with Section 9.2 to Acquiror; and

(c)	Section 6.3 hereof, Acquiror may terminate this Agreement by notice in writing in accordance with Section 9.2 to Acquiree.

(d)	Notwithstanding the foregoing, no party may terminate this Agreement if the failure to satisfy any condition was primarily caused by, or is a result of a breach by such party of its obligations hereunder.

VII.2 Effect of Termination. If this Agreement is terminated as aforesaid, immediately upon receipt, or deemed receipt in accordance with Section 9.2, by the non-terminating party of the notice of termination, the party terminating this Agreement shall be released from all obligations under this Agreement, all rights of specific performance against such party shall terminate and, unless such party can show that the condition or conditions of the non-performance of which has caused such party to terminate this Agreement were reasonably capable of being performed by the other party, then the other party shall also be released from all obligations hereunder; and further provided that any such conditions may be waived in full or in part by either of the parties without prejudice to its rights of termination in the event of the non-fulfillment or non-performance of any other condition.

VII.3 Notice of Unfulfilled Condition. If either of Acquiree or Acquiror shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Amalgamation or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, Acquiree or Acquiror, as the case may be, shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Termination Date.

VII.4 Mutual Termination. This Agreement may, at any time but no later than the last Business Day immediately preceding the Effective Date, be terminated by mutual agreement of the directors of Acquiree and Acquiror without further action on the part of the Acquiree Shareholders, and, if the Amalgamation does not become effective on or before the Termination Date, either Acquiree or Acquiror may unilaterally terminate this Agreement, which termination will be effective upon a resolution to that effect being passed by its directors and notice thereof being given to the other of them.

Article VIII
AMENDMENT

VIII.1 Amendment. This Agreement may at any time be amended by written agreement of the parties hereto without, subject to applicable laws, further notice to or authorization on the part of the Acquiree Shareholders and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment reduces or adversely affects the consideration to be received by a Acquiree Shareholder without approval by the Acquiree Shareholders given in the same manner as required for the approval of the Amalgamation.

Article IX
GENERAL

IX.1 Confidentiality and Public Notices. Except where compliance with this Section 9.1 would result in a breach of applicable law, notices, releases, statements and communications to Third Parties, including employees of the parties and the press, relating to transactions contemplated by this Agreement will be made only in such manner as shall be authorized and approved by Acquiree and Acquiror, who when required, shall use its best efforts to provide such authorization and approval to Acquiror in a timely manner as shall permit compliance by Acquiror with all continuous disclosure to any regulatory authority or obligations under any applicable securities regulations. Notwithstanding the foregoing, nothing in this Agreement shall prevent Acquiror from making any disclosure it is required to make under Applicable Securities Laws or the policies of any Recognized Stock Exchange on which the Acquiror Shares are listed. Acquiror and Acquiree shall maintain the confidentiality of any information received from each other in connection with the transactions contemplated by this Agreement. In the event that the issuance of the Resulting Issuer Shares provided for in this Agreement is not consummated, each party shall return any confidential schedules, documents or other written information to the party who provided same in connection with this Agreement. Acquiree agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to Acquiror or Acquiror’s Business discovered or acquired by it, its representatives or accountants as a result of Acquiror making available to it, its representatives and accountants, any information, books, accounts, records or other data and information relating to Acquiror or Acquiror’s Business and Acquiree agrees that it will not disclose, divulge or communicate orally, in writing or otherwise (directly or indirectly), any such information or confidential data so discovered or acquired by any other Person. Acquiror agrees that it will not, directly or indirectly, make reciprocal use for its own purposes of any information or confidential data relating to Acquiree discovered or acquired by it, its representatives or accountants as a result of Acquiree making available to it any information, books, accounts, records or other data and information relating to Acquiree and Acquiror agrees that it will not disclose, divulge or communicate orally, in writing or otherwise, any such information or confidential data so discovered or acquired to any other Person.

IX.2 Notices. All notices or other communications required to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by transmittal by facsimile or other form of recorded communication addressed to the recipient as follows:

To Acquiror and SubCo:

301-1321 Blanshard Street

Victoria, British Columbia, Canada

Attention: Brian Zasitko, CFO

Email: bzasitko@lucyscientific.com

To Acquiree:

300 - 1008 Homer Street

Attention: Fraser Macdougall
Email: Fraser@maverickbrands.co

IX.3 or to such other address, facsimile number or individual as may be designated by notice given by either party to the other. Any such communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next Business Day if it is received after the end of such normal business hours on the date of its transmission. If the party giving any such communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such communication shall not be mailed but shall be given by personal delivery or by facsimile transmittal.

IX.4 Expenses. Except as otherwise provided herein or as otherwise agreed to by the parties hereto, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

IX.5 Time of the Essence. Time shall be of the essence hereof.

IX.6 Further Assurances. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver such further documents, instruments, papers and information as may be reasonably requested by another party hereto in order to carry out the purpose and intent of this Agreement.

IX.7 Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The parties hereby attorn to the exclusive jurisdiction of the Courts of British Columbia in any dispute that may arise hereunder.

IX.8 Counterparts. For the convenience of the parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement). A signed facsimile copy or electronically transmitted copy of this Agreement shall be effective and valid proof of execution and delivery.

IX.9 Entire Agreement. This Agreement, including the Schedules attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties.

IX.10 Severability. The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and this Agreement shall be construed as if such invalid or unenforceable provision or covenant were omitted.

IX.11 Assignment. No party may assign this Agreement without the prior written consent of the other parties.

IX.12 Enurement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

IX.13 Waivers. The parties hereto may, by written agreement:

(a)	extend the time for the performance of any of the obligations or other acts of the parties hereto;

(b)	waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this agreement; or

(c)	waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance by any of the parties thereto.

IX.14 Form of Documents. All documents to be executed and delivered by Acquiror to Acquiree on the Closing Date shall be in form and substance satisfactory to Acquiree acting reasonably. All documents to be executed and delivered by Acquiree to Acquiror on the Closing Date shall be in a form and substance satisfactory to Acquiror, acting reasonably.

IX.15 Construction Clause. This Agreement has been negotiated and approved by counsel on behalf of all parties hereto and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Amalgamation Agreement as of the date first written above.

LUCY SCIENTIFIC DISCOVERY INC.		1438430 B.C. LTD.

/s/ Brian Zasitko		/s/ Brian Zasitko
Name:	Brian Zasitko	Name:	Brian Zasitko
Title:	Chief Financial Officer	Title:	Director

BLUESKY BIOLOGICALS INC.

/s/ Fraser Macdougall
Name:	Fraser Macdougall
Title:	CEO

SCHEDULE “A”

FORM OF LINE OF CREDIT AGREEMENT ($1,500,000)